UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Morse, John B., Jr.
   The Washington Post Company
   1150 15th Street, N.W.
   Washington, DC  20071
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Washington Post Company
   WPO
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class B Common Stock       |12/6/9|M   | |1,500             |A  |$205.50    |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Class B Common Stock       |12/6/9|F   | |546               |D  |$564.125   |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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                           |12/10/|S   | |447               |D  |$575.00    |1,872              |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee stock option |$205.50 |M    |    | |1,500      |D  |12/11|12/11|Class B Comm|       |       |            |   |            |
(right to buy)        |        |     |    | |           |   |/91  |/00  |on          |       |       |            |   |            |
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(Option right to buy) |$543.00 |12/20|J   | |1,000      |A  |12/20|12/20|Class B Comm|1,000  |       |4,500       |D  |            |
                      |        |/99  |    | |           |   |/00* |/09  |on          |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*Employee Stock Option granted on transaction date pursuant to The Washington Post Company Stock Option Plan in transaction exempt under old
Rule 16b-3. Option becomes exercisable in 25 percent increments on anniversary dates of the grant, starting December 20,2000.
SIGNATURE OF REPORTING PERSON
John B. Morse, Jr.
DATE
January 10, 2000